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                     June 29, 2022

       Melissa Epperly
       Chief Financial Officer
       Zentalis Pharmaceuticals, Inc.
       1359 Broadway
       Suite 1710
       New York, New York 10018

                                                        Re: Zentalis
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-39263

       Dear Ms. Epperly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences